Exhibit 10.3

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (“Agreement”) is made as of this 31st day of October, 2007, by and among ANGD, LLC, a Virginia limited liability company (“ANGD”), APPALACHIAN NATURAL GAS DISTRIBUTION COMPANY, a Virginia corporation (“Appalachian Gas”), and BLUEFIELD GAS COMPANY, a West Virginia corporation (BGC, together with ANGD and Appalachian Gas, the “Borrowers”), ROANOKE GAS COMPANY, a Virginia corporation (“Roanoke Gas Company”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (the “Bank”).

Recitals:

A. Roanoke Gas Company and Appalachian Gas entered into an Asset Purchase and Sale Agreement dated as of February 16, 2007 (the “Asset Purchase Agreement”), under which, among other things, Roanoke Gas Company sold to Appalachian Gas, and Appalachian Gas purchased from Roanoke Gas Company the assets from the Bluefield Division of Roanoke Gas Company, on the terms and subject to the conditions set forth therein (the “Acquisition”).

B. In connection with the Acquisition, Appalachian Gas executed in favor of Roanoke Gas Company a Promissory Note in the aggregate amount of One Million Three Hundred Thousand Dollars ($1,300,000) (the “ANGD Note”). All obligations of ANGD to Roanoke Gas Company under the ANGD Note including the obligation to pay principal, interest, fees, premiums and expenses of collection, and including any obligations on account of any extension, renewal or restructuring of the debt due and owing to Roanoke Gas Company by such Borrower under the Subordinated Note, are hereafter referred to as the “Subordinated Debt”. The Subordinated Debt will be secured by all assets of the Borrowers pursuant to the terms of the Asset Purchase Agreement, ANGD Note and all documents related thereto (the “Subordinated Documents”).

C. The Bank and Borrowers are parties to a Loan Agreement dated as of the date hereof, as it may be amended, modified or supplemented from time to time (the “Loan Agreement”), under the terms of which a term loan in the original principal amount of $6,800,000.00 (the “Term Loan”) and a line of credit in the maximum principal amount of $4,400,000.00 (the “Line of Credit”) have been extended by Bank to Borrowers (collectively, the “Bank Loans”). All obligations of Borrowers to the Bank under the Loan Agreement, the other Loan Documents (as defined below) and the Bank Loans, whether such obligations now exist or arise hereafter, including principal, interest, fees, premiums and expenses of collection, and including any obligations on account of any extension, renewal or restructuring of the Bank Loans, is hereafter referred to as the “Senior Debt”. As used herein, the term “Loan Documents” means the documents described in the Loan Agreement as “Loan Documents”, as well as any other agreement, instrument or document executed by any Borrower to evidence any Bank Loan. The Bank Loans will be secured by all assets of Borrowers pursuant to the terms of the Loan Documents.

D. Having determined that the Senior Debt will be of substantial benefit to Borrowers and Roanoke Gas Company, and as required by the Loan Agreement, Roanoke Gas

Company has agreed to the subordination of the Subordinated Debt to the Senior Debt and the lien subordination on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties agree as follows:

1. All indebtedness, obligations and liabilities of Borrowers under, arising out of, or in any way connected with the Subordinated Debt, or any instruments, agreements or documents relating to the Subordinated Debt, shall be junior in right of payment and collection to the prior payment and collection in full of all Senior Debt. However, Roanoke Gas Company shall not receive scheduled payments on the Subordinated Debt payable to Roanoke Gas Company in the event that an Event of Default has occurred and is continuing under the Loan Documents.

2. Roanoke Gas Company shall not ask, demand or sue for, take or receive, or accelerate or exercise any other remedy or enforcement right (including initiating any suit or proceeding) with respect to, any payment or distribution on account of or for application against any Subordinated Debt from any source, whether as a result of setoff, voluntary payment or otherwise, and Borrowers shall not offer, give or make any payment or distribution on account of or for application to any Subordinated Debt obligations of Borrowers to Roanoke Gas Company, if at the time of such payment or at the time Roanoke Gas Company proposes to take any action described above if any Borrower is in violation of the terms of the Loan Agreement or the other Loan Documents, or if such payment or the taking of such action by Roanoke Gas Company would cause any Borrower to be in violation of the Loan Agreement or the other Loan Documents.

3. In the event of any insolvency, bankruptcy, liquidation or assignment for the benefit of creditors of any Borrower, or in the event of any acceleration of the Subordinated Debt, the Senior Debt shall be accelerated as provided in the Loan Documents and all of the Senior Debt shall be paid in full before any payment or distribution shall be made on account of or for application against any Subordinated Debt.

4. Subject to the terms and conditions of this Agreement, Roanoke Gas Company hereby agrees that all security interests and liens of Roanoke Gas Company securing the Subordinated Debt, whether now existing or hereafter created or acquired, in assets of any Borrower that constitute collateral securing the Bank Debt (the “Collateral”) shall be subordinate and junior in lien, right, priority and dignity to any lien or security interest of Bank in the Collateral securing the Senior Debt, regardless of (i) the date, manner, order or method of attachment or perfection of any such security interests or liens, (ii) the time or order of filing or recording of financing statements or other agreements, documents or instruments filed or recorded to perfect security interests or liens in any Collateral or any failure of Bank to file or record any financing statement or any continuations thereof under the Uniform Commercial Code or other law in any other applicable jurisdiction to perfect security interests or liens in any Collateral, (iii) anything contained in any filing or agreement to which Bank or Roanoke Gas

Company now or hereafter may be a party, or (iv) the rules for determining priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors.

5.(a) So long as the Senior Debt is outstanding, (i) Roanoke Gas Company shall not exercise or seek to exercise any rights or exercise any remedies with respect to any Collateral or as a secured creditor under Article 9 of any applicable Uniform Commercial Code or other applicable state law with respect to any Collateral, except to the extent Roanoke Gas Company reasonably deems necessary to perfect or continue to perfect or preserve its security interest and liens created under the Subordinated Documents.

(b) In exercising rights and remedies with respect to the Collateral, Bank may enforce the terms and provisions of the Loan Documents and exercise rights and remedies thereunder and under any applicable law or otherwise, all in such order and in such manner as Bank may determine in the exercise of its sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur costs and expenses in connection with such sale or disposition and to exercise all rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction or other applicable state law.

(c) When the Senior Debt has been paid in full, Roanoke Gas Company shall have the right to enforce the provisions of the Subordinated Documents with respect to the Collateral and exercise of remedies thereunder.

6. Notwithstanding the foregoing, if Roanoke Gas Company or any person on behalf of Roanoke Gas Company shall receive any payment or distribution of all or any part of the Collateral for payment in satisfaction of the Subordinated Debt, in whole or in part, whether in cash, property or securities, which, under the provisions of this Agreement should not have been made, such payment or distribution shall be held in trust for the benefit of and shall immediately be paid to Bank and applied to the Senior Debt, delivered to Bank together with any necessary endorsement.

7. Roanoke Gas Company hereby consents to the execution and recording of the Loan Documents, the indebtedness incurred thereby and the liens created thereunder. Bank hereby consents to the execution of the Subordinated Documents, the indebtedness incurred thereby and the liens created thereunder.

8. The terms of this Agreement shall survive any assignment or transfer of any of Roanoke Gas Company’s interest in the Subordinated Debt.

9. This is a continuing agreement of subordination and Bank may continue, without notice to or consent of Roanoke Gas Company, to loan money and extend credit to Borrowers, to amend, renew, extend and rearrange indebtedness, obligations, and liabilities of Borrowers, and otherwise to rely hereon in any future dealings with Borrowers; provided, however, that any such amendment, renewal, extension or rearrangement does not increase the original principal amount of the Senior Debt.

10. Bank may, at any time, and from time to time, without the consent of or notice to Roanoke Gas Company, without incurring responsibility to any person, and without impairing or releasing the obligations of Borrowers or Roanoke Gas Company hereunder (i) change the manner, place or terms of payment of, change or extend the time of payment of, change the interest rates applicable to and/or otherwise renew or alter any of the Senior Debt, (ii) extend, modify or amend the Loan Agreement, the Loan Documents or any other agreement or document with Borrowers, (iii) release anyone liable in any manner for the payment or collection of the Senior Debt, (iv) exercise or refrain from exercising any rights against any Borrower or any other person, and (v) take or refrain from taking any other action whatsoever; provided, however, that any such action does not increase the original principal amount of the Senior Debt.

11. All indebtedness, obligations and liabilities of Borrowers to Bank shall be deemed to have been made or incurred in reliance by Bank upon this Agreement, and Roanoke Gas Company expressly waives all notice of acceptance by Bank of this Agreement and all other notices whatsoever and expressly acknowledges such reliance by Bank upon this Agreement. This Agreement shall not be amended, waived, terminated or otherwise modified except in writing executed by Bank and Roanoke Gas Company. Any delay in the exercise of, or any failure to exercise, any right or remedy of Bank shall not be deemed a waiver of any such right or remedy. This Agreement and all documents and instruments executed in connection herewith shall be binding on each Borrower, Roanoke Gas Company, and their respective legal representatives, successors, assigns and heirs, and this Agreement and all documents and instruments executed in connection herewith shall be binding on and inure to the benefit of Bank and their respective successors and assigns. Each reference in this Agreement to Roanoke Gas Company shall include any subsequent assignee or other transferee of any Subordinated Debt.

12. ANGD and Roanoke Gas Company represent and warrant to Bank that (i) the Subordinated Debt has not been, and will not be altered or amended, (ii) no prepayment of principal or interest on the Subordinated Debt has been, or will be (without the prior written consent of Bank) made, and (iii) as of the date hereof, Roanoke Gas Company have not assigned or transferred any of the Subordinated Debt or any interest therein to any other person or entity. Roanoke Gas Company and ANGD shall not alter or amend the ANGD Note or the related loan documentation in any manner that would increase the original principal amount or accelerate the payment of the ANGD Note.

13. Any agreement, instrument or other document given by Borrowers to evidence a Subordinated Debt shall be clearly marked in its heading with a legend indicating that such Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement.

14. All notices and other communications under this Agreement shall be sufficient if given in writing and if delivered personally, with a receipt thereof obtained, or mailed, certified or registered mail, return receipt requested, postage prepaid, or by a recognized overnight delivery service, to the parties at their respective addresses set forth below, or to such other address of which either party shall give the other notice. Notices shall be deemed given upon receipt or refusal of delivery if hand delivered, one (1) business day after deposit for delivery with an overnight delivery service, or three (3) business days after deposit for delivery by certified or registered mail. The notice addresses for the parties are as follows:

(a)	If to Bank:

Branch Banking and Trust Company
233 Wyndale Road/P.O. Box 1209
Abingdon, Virginia 24212
Attn: Commercial Loan Department

(b)	If to Borrowers:

ANGD, LLC
271 West Main Street, Suite 200
Abingdon, Virginia 24212
Attn: Manager

(c)	If to Roanoke Gas Company:

Roanoke Gas Company
519 Kimball Avenue
Roanoke, Virginia 24016

15. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and together which shall constitute a single agreement. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Virginia applicable to contracts made and to be performed entirely within such State, without giving effect to its conflicts of laws principles or rules.

[Separate Signature Page Follows]

IN WITNESS WHEREOF, the parties or their authorized representative have executed and delivered this Agreement with effect as of the day and year first above written.

ROANOKE GAS COMPANY:	ROANOKE GAS COMPANY, a Virginia corporation

	By:	/s/ John B. Williamson, III
	Name:	John B. Williamson, III
	Title:	President & CEO

BORROWERS:	ANGD, LLC, a Virginia limited liability company

	By:	/s/ John W. Ebert
	Name:	John W. Ebert
	Title:	Manager

APPALACHIAN NATURAL GAS DISTRIBUTION COMPANY, a Virginia corporation

By:	/s/ John W. Ebert
Name:	John W. Ebert
Title:	President

BLUEFIELD GAS COMPANY, a West Virginia corporation

By:	/s/ John W. Ebert
Name:	John W. Ebert
Title:	President

BANK:	BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation

	By:	/s/ Hugh Ferguson
	Name:	Hugh Ferguson
	Title:	Senior Vice President